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                                                                     Exhibit 5

                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                                 4900 Key Tower
                               127 Public Square
                           Cleveland, Ohio 44114-1304

                                 June 15, 1998

Park-Ohio Holdings Corp.
23000 Euclid Avenue
Euclid, Ohio 44117

                     Re: Post-Effective Amendment No. 1
                         to Registration Statement on Form S-8
                         (Registration No. 333-28407)
                         -------------------------------------

Gentlemen:

         Reference is made to your Post-Effective Amendment No. 1 to Registration Statement on Form S-8 ("Amendment No. 1") to be filed with the Securities and Exchange Commission with respect to the adoption by Park-Ohio Holdings Corp. of the Registration Statement of Park-Ohio Industries, Inc. (Registration No. 333-28407) relating to the Common Stock, par value $1.00 per share ("Common Stock"), of Park-Ohio Holdings Corp. issuable pursuant to the Park-Ohio Holdings Corp. Amended and Restated 1992 Stock Option Plan and the Park-Ohio Holdings Corp. 1996 Non-Employee Director Stock Option Plan (the "Plans"). We are familiar with the Plans, and we have examined such documents and certificates and considered such matters of law as we deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Common Stock covered by the Registration Statement, as amended by Amendment No. 1, when issued in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,

                                        Squire, Sanders & Dempsey L.L.P.